EXHIBIT 99.1

DIEDRICH COFFEE PROVIDES UPDATE ON STATUS OF 10-Q

IRVINE, Calif., May 4 — Diedrich Coffee, Inc. (Nasdaq: DDRX), a leading roaster and retailer of gourmet coffee in Southern California, announced today that the filing of its Form 10-Q for the quarter ended March 9, 2005 has been delayed beyond the extended filing deadline of May 2, 2005 because the Company and its former independent auditors have been unable to complete their review of the Company’s policies pertaining to accounting for leases. The Company filed a notice of late filing on Form 12b-25 on April 26, 2005, thereby extending the original deadline for filing the Form 10-Q to May 2, 2005.

As previously announced, as a result of the corrections in its accounting policies for leases and other matters, the Company expects to restate its annual financial statements for the fiscal year ended July 3, 2002 and its annual and quarterly financial statements for the fiscal years ended July 2, 2003 and June 30, 2004. The Form 10-Q for the third fiscal quarter of the current fiscal year will include a pretax gain of $18,934,000 from the sale of the Company’s international Gloria Jean’s operations.

As soon as practicable following the completion of the ongoing analysis, the Company will file with the SEC a quarterly report on Form 10-Q for the period ended March 9, 2005, and, as applicable, amendments to certain of its previous filings.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 197 retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

CONTACT:

Marty Lynch, Chief Financial Officer

949-260-1600